Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

FIRST-QUARTER 2013 FINANCIAL RESULTS

Commercial Launch of JUXTAPID™ (lomitapide) Capsules is on Track

Cambridge, MA, April 30, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases, announced its financial results and business highlights for the first-quarter of 2013.

Highlights

•

Aegerion has more than 185 U.S. commercial and global named patient prescriptions for JUXTAPID written, and 75 patients are currently on JUXTAPID therapy. Re-orders for patients are on track and dropouts to date have been minimal.

•	A significant foundation of REMS-trained physicians is established and growing.

•	The company participated in a Scientific Advisory Group meeting at the European Medicines Agency (EMA) on April 9th.

“Several months into launch, our commercial preparedness continues to be evident in the company’s execution,” said Marc D. Beer, Chief Executive Officer. “We are encouraged by the uptake of JUXTAPID in the HoFH market. We believe there is a palpable sense of the need to treat these patients on the part of physicians, and the desire to use JUXTAPID. Our early launch traction thus far supports that notion.”

“Our recent interactions with EU regulators on our MAA for JUXTAPID have been encouraging, and we continue to be optimistic about our potential for a positive CHMP opinion in the second quarter and mid-2013 approval,” said Martha Carter, Chief Regulatory Officer. “Based on discussions with the EU regulators to date, we believe we will be able to address the remaining outstanding issues in our MAA without the need for an oral explanation.”

Financial Results

Net product sales for the first-quarter ended March 31, 2013 were $1.2 million.

For the first-quarter ended March 31, 2013, net loss was $18.1 million, or $0.64 per share, compared with a net loss of $11.7 million, or $0.55 per share, for the same period in 2012.

Selling, general and administrative expenses were $13.2 million for the quarter ended March 31, 2013, compared to $5.1 million for the same period in 2012. The increase in selling, general and administrative expenses in the first quarter of 2013 over the comparable period in 2012 was primarily related to costs of increased headcount and selling and marketing costs to support the commercial launch of JUXTAPID and increased headcount in administrative functions.

Research and development expenses were $5.8 million for the quarter ended March 31, 2013, compared to $4.6 million for the same period in 2012. The increase in research and development expenses in the first quarter of 2013 over the comparable period in 2012 was primarily related to costs of increased headcount required to support the Company’s regulatory and medical affairs activities, and clinical development expenses in connection with clinical activities to support a potential marketing authorization application for JUXTAPID in Japanese HoFH patients, partially offset by a decrease in manufacturing development costs for JUXTAPID incurred prior to product approval.

Cash, cash equivalents and marketable securities totaled $140.7 million as of March 31, 2013, compared to $82.2 million as of December 31, 2012.

2013 Financial Guidance

Aegerion continues to expect total operating expenses, excluding stock-based compensation expense, to be between $75 and $85 million in 2013. The Company expects GAAP operating expenses in 2013, including stock-based compensation, to be between $95 and $105 million. Aegerion also expects global net product sales of $15 million to $25 million for FY 2013 and 250 to 300 patients on JUXTAPID therapy globally by year-end 2013.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Tuesday, April 30, 2013 at 8:30 a.m. EDT. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercialization of JUXTAPID in the U.S.; the potential for JUXTAPID as a treatment for HoFH; forecasts as to the number of patients expected to be on therapy at the end of 2013; the potential and possible timeline and process of approval of JUXTAPID in the E.U.; and expectations as to future financial results, including operating expenses and net product sales. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that market acceptance of JUXTAPID may be lower than expected; the risk that prescriptions for JUXTAPID may not result in shipments of product; the risk that the actual number of patients with HoFH may be lower than our estimates; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or the impact of competitive products may limit the potential of JUXTAPID; the risk that payers impose restrictions that hinder reimbursement; the risk that regulatory authorities in the E.U. or other countries outside the U.S. may not be satisfied with the efficacy or safety profile of JUXTAPID or our proposed risk management plan; the risk that we do not receive approval of JUXTAPID in the E.U. or other countries outside the U.S. on a timely basis, or at all or that regulatory authorities impose significant restrictions on approval; the risk that we do not obtain requisite pricing approvals outside the U.S; the risk that we are not able to generate the level of named patient sales in countries outside the U.S. that we expect; the risk that technical hurdles may delay initiation of future clinical trials; the risk of unexpected results in use of our commercial product or during our additional nonclinical or clinical development work with JUXTAPID; the risk of unexpected manufacturing issues affecting future supply; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Annual Report on Form 10-K filed on March 18, 2013, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations

(857) 242-5024

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(In 000s)	2013	2012
Net product sales	$1,231	$—
Cost of sales	183	—
Operating expenses:
Selling, general and administrative	13,220	5,111
Research and development	5,775	4,635
Restructuring costs	1	831

Total operating expenses	18,996	10,577

Loss from operations	(17,948)	(10,577)
Interest expense, net	(149)	(286)
Other expense, net	(45)	(802)

Net loss	$(18,142)	$(11,665)

Net loss per common share - basic and diluted	$(0.64)	$(0.55)

Weighted-average shares outstanding - basic and diluted	28,337	21,246

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In 000s)	March 31, 2013	December 31, 2012
Cash, cash equivalents and marketable securities	$140,689	$82,177
Accounts receivable, net	763	—
Inventory	841	—
Prepaid expenses and other current assets	2,233	1,571
Restricted cash	105	105
Property and equipment, net	1,236	1,143
Other assets	93	93

Total assets	$145,960	$85,089

Accounts payable and accrued expenses	$8,732	$13,904
Current portion of long-term debt	3,578	3,022
Long-term debt	6,695	7,589
Other noncurrent liabilities	190	173

Total liabilities	19,195	24,688
Total stockholders’ equity	126,765	60,401

Total liabilities and stockholders’ equity	$145,960	$85,089